EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE.  THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

September 27, 2012

Dear FEG Equity Access Fund LLC Member:

We are writing to inform you of important dates relating to a tender offer by FEG Equity Access Fund LLC (the “Fund”).  If you are not interested in having the Fund repurchase your limited liability company interest or a portion of your interest in the Fund (“Interest”) valued as of December 31, 2012, please disregard this notice and take no action.

The tender offer period will begin on September 27, 2012 and will end at 12:00 midnight, Eastern Time, on October 26, 2012, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Interests.  Interests may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by UMB Fund Services, Inc. (“UMBFS”) no later than October 26, 2012.  If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED.

If you would like to tender your Interest, you should complete, sign and either (i) mail  or otherwise deliver the Letter of Transmittal to FEG Equity Access Fund LLC, c/o UMB Fund Services, Inc. at 803 W. Michigan Street, Milwaukee, Wisconsin 53233, Attention: Tender Offer Administrator; or (ii) fax it to UMBFS at (816) 860-3140, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Time, on October 26, 2012.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at UMBFS at (610) 361-3051.

Sincerely,

FEG Equity Access Fund LLC